Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
IPC Systems Holdings Corp.
Jersey City, NJ
We hereby consent to the use in this Prospectus constituting a part of this Registration Statement of our report dated December 21, 2007, relating to the consolidated financial statements of WestCom Holding Corp. and Subsidiaries and our report dated April 19, 2005 relating to the combined financial statements of WestCom Corporation and Subsidiaries and Affiliate, which are contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
January 3, 2008